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                                                                     Exhibit 3.2


                           CERTIFICATE OF CORRECTION
                                       OF
                           CERTIFICATE OF DESIGNATION
                                       OF
                         ABC RAIL PRODUCTS CORPORATION


                       Pursuant to Section 103(f) of the
                General Corporation Law of the State of Delaware


          ABC Rail Products Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, hereby certifies that the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (the "Certificate of Designation") of the Corporation filed on September 29, 1995 with the Secretary of State of the State of Delaware contained an inaccurate record of the corporate action referred to therein.

          The third paragraph of the Certificate of Designation stated that:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of preferred stock, par value $.01 per share, of the Corporation (such preferred stock being herein referred to as "Preferred Stock," which term shall include any additional shares of preferred stock of the same class heretofore or hereafter authorized to be issued by the Corporation), consisting of 100,000 shares is hereby created, and the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, are as follows:

          The third paragraph of the Certificate of Designation should read in its entirety as follows:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of preferred stock, par value $1.00 per share, of the Corporation (such preferred stock being herein referred to as "Preferred Stock," which term shall include any additional shares
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     of preferred stock of the same class heretofore or hereafter authorized to be issued by the Corporation), consisting of 100,000 shares is hereby created, and the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, are as follows:

          Section 1 of the Certificate of Designation stated that:

          Section 1. Designation and Amount. There shall be a series of Preferred Stock of the Corporation which shall be designated as "Series A Junior Participating Preferred Stock," par value $.01 per share (hereinafter called "Series A Preferred Stock"), and the number of shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

          Section 1 of the Certificate of Designation should read in its entirety as follows:

          Section 1. Designation and Amount. There shall be a series of Preferred Stock of the Corporation which shall be designated as "Series A Junior Participating Preferred Stock," par value $1.00 per share (hereinafter called "Series A Preferred Stock"), and the number of shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.
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          IN WITNESS WHEREOF, ABC Rail Products Corporation has caused this
Certificate of Correction of the Certificate of Designation to be duly executed by its Chairman of the Board and Chief Executive Officer and attested to by its Senior Vice President, Chief Financial Officer and Secretary this 15th day of November, 1996.


                                    ABC RAIL PRODUCTS CORPORATION



                                    By /s/ Donald W. Grinter
                                    -----------------------------------------
                                    Chairman of the Board and Chief Executive
                                    Officer


ATTEST:



/s/ D. Chisholm MacDonald
-------------------------------------
Senior Vice President,
Chief Financial Officer and Secretary